Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Merge Healthcare Incorporated:

We consent to the incorporation by reference in the registration statements (Nos. 333–34884, 333–100104, 333–107997, 333–40832, 333–40882, 333–107991, 333–125386) on Form S–8 and (Nos. 333–125603, 333-161691, 333-161689) on Form S–3 of Merge Healthcare Incorporated of our report dated March 31, 2008, with respect to the consolidated statements of operations, shareholders’ equity, comprehensive loss, and cash flows of Merge Healthcare Incorporated and subsidiaries (the Company) for the year ended December 31, 2007 , which report appears in this December 31, 2009 Annual Report on Form 10–K of Merge Healthcare Incorporated.

Our report on the consolidated financial statements also refers to the assumption that the Company will continue as a going concern. The Company has suffered recurring losses from operations and negative cash flows that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP
Chicago, Illinois
March 12, 2010